Exhibit 99.1

Citius Pharmaceuticals Shareholder Letter October 2017

Dear Citius Pharmaceuticals, Inc. Shareholder:

I am pleased to report on some of the recent developments at Citius Pharmaceuticals (Nasdaq: CTXR), most notably, the successful listing of our shares on the Nasdaq.  We believe that our presence on a more senior exchange will improve the visibility of our stock, enhance trading liquidity and provide access to larger audience of retail and professional investors. We can now also begin targeting coverage from both buy-side and sell-side financial analysts. I believe that our uplisting places us at an inflection point in our current growth trajectory. Additionally, we have recently completed a capital raise, of which our Chairman, Mr. Leonard Mazur, invested $1.7 million (25% of the total), due to his belief and enthusiasm for Citius.

As you know, Citius Pharmaceuticals is a specialty pharmaceutical company dedicated to the development and commercialization of critical care products. We are currently focused on developing and commercializing our proprietary product, Mino-Lok™, which is an antibiotic solution used to treat patients with bacteremia due to their infected venous catheters. This very serious condition is called “Catheter Related Blood Stream Infection” or (CRBSI). We also are progressing “Hydro-Lido” which is a topical prescription-strength cream used for the treatment of hemorrhoids. Both markets represent a significant market opportunity. We believe the global market for Mino-Lok as treatment for CRBSIs exceeds $750 million, while hemorrhoids affect 5% of the US population, more than 10 million people, and could be a $500 million market opportunity in the U.S.

Operational Highlights from the Current Year:

➢	Up-listing to NASDAQ
➢	Positive response from the FDA for our Mino-Lok™ phase 3 trial amendments
➢	Preparation to initiate the treatment of patients in our Mino-Lok™ pivotal trial by the end of the year
➢	Cumulative funding totaling more than $26.8 M, including a recent raise of $6.8 M
➢	Addition of South America to our world license for Mino-Lok
➢	Surveys and statements that support demand for each our products

FDA Recognition of Unmet Medical Need

The Company received feedback from the U. S. Food and Drug Administration (FDA) regarding amendments to the phase 3 study plan for Mino-Lok™. There are currently no approved therapies to salvage infected CVC’s. Most guidelines require the infected catheter to be removed and replaced, a costly process that causes discomfort for the patient and is associated with morbidities.

The FDA stated that they recognized that there is an unmet medical need in salvaging infected catheters and agreed that an open label, superiority design would address the Company's concerns and would be acceptable. They also reinforced their commitment to work with the Company to assure the trial design meets the requirements of a new drug application. Citius is currently recruiting sites for a phase 3 trial of Mino-Lok in the United States. We believe we will begin treating patients under our phase 3 protocol by the end of the quarter (Q4 2017).

Citius’ Mino-Lok™ product is expected to provide a superior alternative to removing and replacing central venous catheters (CVCs). Of the approximately 7 million CVCs used annually, about 500,000 or 7% become contaminated leading to serious, life threatening infections called catheter-related blood stream infections (CRBSIs). If we think of 500,000 annual infections at $10,000 a visit to the catheter lab, this is billions of dollars in annual expense caused by this problem. We see this as a potential $750 million opportunity globally. A 90 patient Phase 2b clinical study using our Mino-Lok™ product demonstrated sufficient safety to proceed to a pivotal Phase 3 trial. Our Mino-Lok™ product has received a U.S. FDA QIDP designation. “QIDP” stands for Qualified Infectious Disease Product which is a designation that allows for Fast Track Status, Priority Review, and increased protection by granting an additional 5 years of market exclusivity at the new drug application (NDA) approval.

Our Hydro-Lido is a topical formulation of hydrocortisone and lidocaine that is intended to provide anti-inflammatory and anesthetic relief to persons suffering from hemorrhoids. Citius has completed Phase 2a studies for Hydro-Lido. We believe Hydro-Lido could become the first FDA-approved product to treat hemorrhoids in the United States. We are preparing for a Type C meeting with the FDA to discuss upcoming phase 2b trials.

A common healthcare concern in the United States is hemorrhoids. This condition afflicts nearly 5% of the population, with approximately 10 million patients annually reporting symptoms of hemorrhoid disease. By age 50, approximately half of adults will have suffered from the pain and discomfort caused by hemorrhoids. Approximately one-third visit a physician for evaluation and treatment of their hemorrhoids.

Well-Capitalized for Future Growth

To date, we have successfully raised $26.8 million, often with the help of insiders and management. In August, we announced a raise of $6.8 million at $4.125 per share. Our ability to successfully raise capital for the growth of our company is significant advantage to us as an emerging growth medical technology company.

Addition of South America To Our World License

In March, we announced we added South America to our worldwide license for Mino-Lok™. South America was the only territory that was not included in the original sub-license between Novel Anti-Infective Technologies, LLC, an affiliate of MD Anderson Cancer Center ("MDACC"), and Leonard-Meron Biosciences, Inc. ("LMB"), a wholly owned subsidiary of Citius Pharmaceuticals, Inc.

Addressing an Urgent Threat

Earlier this year, we were encouraged by the work performed by the MDACC that showed Mino-Lok to be highly effective in vitro against highly virulent organisms that form biofilm to protect their colonies from antibiotic attack.

During the first quarter of 2017, we announced a survey of 31 physicians clearly showing a need for catheter salvage in patients with indwelling central venous lines, especially when the catheter is a tunneled or an implanted port. There were 19 Infectious Disease experts and 12 Intensivists surveyed who all agreed that salvage would be preferable to catheter exchange fearing that catheter misplacements, blood clots, or vessel punctures can potentially occur during reinsertion. Most were also concerned that viable venous access may not be available.

Experienced Management and Board

As a founder of and an investor in this company, I am confident in declaring that we have one of the most impressive collections of talent that I have ever seen at one startup company. Prior to joining Citius our Executive Chairman and my partner, Leonard Mazur, was the co-founder and Vice Chairman of Akrimax Pharmaceuticals, LLC, a company specializing in producing cardiovascular and general pharmaceutical products. Akrimax was founded in September 2008 and has successfully launched prescription drugs while acquiring drugs from major pharmaceutical companies. Before Akrimax, Leonard served as CEO of Genesis Pharmaceutical, Inc. a dermatological products company that marketed its products through dermatologists’ offices as well as co-promoting products for major pharmaceutical companies. In 2003, that business was also successfully sold to Pierre Fabre, a leading pharmaceutical company.

My background includes extensive experience in managing and leading both large and emerging pharmaceutical and life sciences companies. Perhaps the most relevant role, was as the President of Roche Laboratories, Inc., a major research-based pharmaceutical company. As President of Roche, I worked to transform Roche Labs into a leading antibiotic and biotechnology company. I also co-founded Emron, Inc., a health economics and managed care consulting company, and helped to create the Academy of Managed Care Pharmacy (AMCP). I’ve also served on the Board of Directors for Assembly Biosciences, Inc. a virology and microbiome company; BioScrip, Inc., a national home infusion company; and, bioAffinity, a cancer diagnostics company.

Our goal in launching Citius was to build a successful pharmaceutical company through the development and commercialization of low-risk, innovative, efficacious and cost-effective products that address compelling market opportunities. We seek to achieve our business objectives by utilizing the U.S. Food and Drug Administration's, or FDA's, 505(b)(2) pathway for our new drug approvals. We believe this pathway is faster, has lower risk and is less expensive than the FDA's traditional new drug approval pathway.

In addition to focusing on new drug approvals, we emphasize obtaining intellectual property protection. By creatively using previously approved drugs with substantial safety and efficacy data already available, we reduce the risks associated with new chemical entity product development. Our first development candidate was Hydro-Lido, a topical cream product containing both hydrocortisone and lidocaine for the treatment of mild to moderate hemorrhoids.

Today, Citius’ management backgrounds cover everything from product development to sales and marketing to navigating the complex public marketplace. I am confident that our longstanding industry relationships and strategic expertise will prove invaluable to our company as we continue to leverage the many opportunities that lay ahead of us.

On behalf of the entire Citius team and our Board of Directors, I would like to thank our loyal shareholders for their continued support in the Company. I want to reemphasize my confidence in both the progress that Citius has made, and the direction in which it is headed. I am bullish on our future progress and confident that we are strongly-positioned to capitalize the many prospects that are available to us. Management believes that our listing on the Nasdaq coupled with our fortified cash position have provided a strong foundation for near term advancements and sustained growth. We expect to announce additional operational highlights during the fourth quarter of 2017, as we remain committed to our primary objective of enhancing overall shareholder value.

Sincerely,

Myron Holubiak

President and Chief Executive Officer

Citius Pharmaceuticals, Inc. (CTXR)

www.citiuspharma.com

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